EXHIBIT 99.6

OSWEGO HARBOR POWER LLC

FINANCIAL STATEMENTS

At December 31, 2004 and 2003,
and for the Year Ended December 31, 2004,
the Period from December 6, 2003 to December 31, 2003,
the Period from January 1, 2003 to December 5, 2003 and
for the Year Ended December 31, 2002

OSWEGO HARBOR POWER LLC

INDEX

Page
Reports of Independent Registered Public Accounting Firm	3
Balance Sheets at December 31, 2004 and 2003	5
Statements of Operations for the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002	6
Statements of Member’s Equity and Comprehensive Income for the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002	7
Statements of Cash Flows for the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002	8
Notes to Financial Statements	9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of
Oswego Harbor Power LLC

     We have audited the accompanying balance sheets of Oswego Harbor Power LLC (“Reorganized Company”) as of December 31, 2004 and 2003, and the related statements of operations, member’s equity (deficit) and comprehensive income, and cash flows for the year ended December 31, 2004 and the period from December 6, 2003 to December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oswego Harbor Power LLC as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the year ended December 31, 2004 and the period from December 6, 2003 to December 31, 2003, in conformity with U.S. generally accepted accounting principles.

     As discussed in Notes 1 and 2 to the consolidated financial statements, on May 14, 2003, NRG Energy, Inc. and certain of its subsidiaries, including the Company, filed a petition with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. NRG Energy, Inc.’s Plan of Reorganization was substantially consummated on December 5, 2003, and Reorganized NRG emerged from bankruptcy. The Company emerged from bankruptcy on December 23, 2003, pursuant to a separate plan of reorganization referred to as the Northeast/South Central Plan of Reorganization. The impact of NRG Energy, Inc.’s emergence from bankruptcy and fresh start accounting was applied to the Company on December 5, 2003 under push down accounting methodology.

/S/	KPMG LLP

KPMG LLP

Philadelphia, Pennsylvania
May 27, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of
Oswego Harbor Power LLC

     We have audited the accompanying statements of operations, member’s equity/(deficit) and comprehensive income, and cash flows of Oswego Harbor Power LLC (“Predecessor Company”) for the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Oswego Harbor Power LLC for the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002, in conformity with U.S. generally accepted accounting principles.

     As discussed in Notes 1 and 2 to the consolidated financial statements, on May 14, 2003, NRG Energy, Inc. and certain of its subsidiaries, including the Company, filed a petition with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. NRG Energy, Inc.’s Plan of Reorganization was substantially consummated on December 5, 2003, and Reorganized NRG emerged from bankruptcy. The Company emerged from bankruptcy on December 23, 2003, pursuant to a separate plan of reorganization referred to as the Northeast/South Central Plan of Reorganization. The impact of NRG Energy, Inc.’s emergence from bankruptcy and fresh start accounting was applied to the Company on December 5, 2003 under push down accounting methodology.

/S/	KPMG LLP

KPMG LLP

Philadelphia, Pennsylvania
May 27, 2005

OSWEGO HARBOR POWER LLC

BALANCE SHEETS

	Reorganized Company
	December 31,	December 31,
	2004	2003
	(In thousands of dollars)
ASSETS
Current assets
Restricted cash	$1,414	$1,406
Accounts receivable — affiliates	3,155	1,756
Inventory	67,396	39,735
Derivative instruments valuation	2,383	—
Prepayments and other current assets	1,675	1,272

Total current assets	76,023	44,169
Property, plant and equipment, net of accumulated depreciation of $11,678 and $897, respectively	243,888	251,103
Intangible assets, net of accumulated amortization of $2,535 and $0, respectively	34,897	36,694

Total assets	$354,808	$331,966

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Accounts payable	$1,666	$—
Notes payable – affiliate	—	2,493
Other accrued liabilities	—	102
Current deferred income taxes	—	28
Accrued station service costs	10,510	7,570
Other current liabilities	1,139	1,004

Total current liabilities	13,315	11,197

Other long-term obligations	287	—
Deferred income taxes	91,073	94,006

Total liabilities	104,675	105,203

Commitments and contingencies
Member’s equity	250,133	226,763

Total liabilities and member’s equity	$354,808	$331,966

The accompanying notes are an integral part of these financial statements.

OSWEGO HARBOR POWER LLC

STATEMENTS OF OPERATIONS

	Reorganized Company		Predecessor Company
		For the	For the
		Period from	Period from
	For the Year	December 6,	January 1,	For the Year
	Ended	2003 to	2003 to	Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands of dollars)
Revenues	$54,029	$2,800	$63,284	$71,126
Operating costs	31,921	1,708	35,870	43,786
Depreciation	10,781	897	2,473	2,686
General and administrative expenses	7,243	632	4,853	2,755
Reorganization charges	—	—	1,410	—

Income (loss) from operations	4,084	(437)	18,678	21,899
Other income (expense), net	8	1	(28)	(54)
Interest expense	(173)	(175)	(3,837)	(4,306)

Income (loss) before income taxes	3,919	(611)	14,813	17,539
Income tax expense (benefit)	1,505	(184)	5,906	6,994

Net income (loss)	$2,414	$(427)	$8,907	$10,545

The accompanying notes are an integral part of these financial statements.

OSWEGO HARBOR POWER LLC

STATEMENTS OF MEMBER’S EQUITY /(DEFICIT) AND COMPREHENSIVE INCOME

					Accumulated	Total
			Member’s	Accumulated	Other	Member’s
	Member’s		Contributions/	Net Income	Comprehensive	Equity
	Units	Amount	Distributions	(Loss)	Income	(Deficit)
	(In thousands of dollars)
Balances at December 31, 2001 (Predecessor Company)	1,000	$1	$(70,541)	$44,267	—	$(26,273)
Net income	—	—	—	10,545	—	10,545
Contribution from member	—	—	6,638	—	—	6,638

Balances at December 31, 2002 (Predecessor Company)	1,000	$1	$(63,903)	$54,812	$—	$(9,090)

Net income	—	—	—	8,907	—	8,907
Contribution from member	—	—	5,241	—	—	5,241
Distribution to member	—	—	(35,510)	—	—	(35,510)

Balances at December 5, 2003 (Predecessor Company)	1,000	$1	$(94,172)	$63,719	$—	$(30,452)

Push down accounting adjustments	—	—	274,184	(63,719)	—	210,465
Balances at December 6, 2003 (Reorganized Company)	1,000	$1	$180,012	$—	$—	$180,013

Contribution from member	—	—	47,177	—	—	47,177
Net Loss	—	—	—	(427)	—	(427)

Balances at December 31, 2003 (Reorganized Company)	1,000	$1	$227,189	$(427)	$—	$226,763

Impact of SFAS No. 133 for the year ending December 31, 2004, net of income tax of $943	—	—	—	—	1,440	1,440
Net income	—	—	—	2,414	—	2,414

Comprehensive income	—	—	—	—	—	3,854
Contribution from member	—	—	23,605	—	—	23,605
Distribution to member	—	—	(4,089)	—	—	(4,089)

Balances at December 31, 2004 (Reorganized Company)	1,000	$1	$246,705	$1,987	$1,440	$250,133

The accompanying notes are an integral part of these financial statements.

OSWEGO HARBOR POWER LLC

STATEMENTS OF CASH FLOWS

	Reorganized Company		Predecessor Company
		For the	For the
		Period from	Period from
	For the Year	December 6,	January 1,	For the Year
	Ended	2003 to	2003 to	Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands of dollars)
Cash flows from operating activities
Net income (loss)	$2,414	$(427)	$8,907	$10,545
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation	10,781	897	2,473	2,686
Amortization of deferred finance charges	—	—	32	33
Amortization of intangible assets	2,535	—	—	—
Deferred income taxes	(3,904)	(356)	665	611
Current tax expense — noncash contribution from member	5,409	172	5,241	6,383
Debt issuance write-off	—	—	716	—
Changes in assets and liabilities
Accounts receivable	—	—	3,385	(301)
Accounts receivable/payable — affiliates	3,183	823	25,574	(34,177)
Inventory	(27,661)	1	(13,637)	18,336
Prepayments and other current assets	(403)	446	(650)	(76)
Accounts payable	1,666	—	—	—
Accrued interest	—	(2,056)	1,840	(91)
Accrued station service costs and other accrued liabilities	2,973	(286)	2,509	(1,744)
Changes in other liabilities	287	—	—	—

Net cash provided by (used in) operating activities	(2,720)	(786)	37,055	2,205

Cash flows from investing activities
Increase in restricted cash	(8)	—	(1,406)	—
Capital expenditures	(3,566)	—	(140)	(506)

Net cash used in investing activities	(3,574)	—	(1,546)	(506)

Cash flows from financing activities
Principal payments on notes payable-affiliate	(2,493)	(46,219)	—	(1,953)
Contribution from member	12,876	47,005	—	—
Distribution to member	(4,089)	—	(35,510)	255

Net cash (used in) provided by financing activities	6,294	786	(35,510)	(1,698)

Net change in cash and cash equivalents	—	—	(1)	1
Cash and cash equivalents
Beginning of period	—	—	1	—

End of period	$—	$—	$—	$1

Supplemental disclosures of cash flow information
Cash paid for interest	$166	$80	$4	$4,299
Non-cash equity contribution	$5,320	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

OSWEGO HARBOR POWER LLC

NOTES TO FINANCIAL STATEMENTS

1. Organization

     Oswego Harbor Power LLC, or the Company is an indirect wholly owned subsidiary of NRG Energy, Inc., or NRG Energy. NRG Northeast Generating LLC, or NRG Northeast owns 100% of the Company. NRG Northeast is a wholly owned subsidiary of NRG Energy.

     In 2002, a number of factors, most notably the aggressive prices paid by NRG Energy for acquisitions of turbines, development projects and plants, combined with the overall downturn in the power generation industry, triggered a series of credit rating downgrades which, in turn, precipitated a severe liquidity crisis at NRG Energy. From May 14, 2003 to December 23, 2003, NRG Energy and a number of subsidiaries, including the Company, undertook a comprehensive reorganization and restructuring under chapter 11 of the United States Bankruptcy Code. The Northeast/South Central Plan of Reorganization, relating to the Company and the NRG South Central LLC subsidiaries was proposed on September 17, 2003 after necessary financing commitments were secured. On November 25, 2003, the bankruptcy court issued an order confirming the Northeast/South Central Plan of Reorganization and the plan became effective on December 23, 2003.

     The creditors of Northeast and South Central subsidiaries were not impaired by the Northeast/South Central Plan of Reorganization. The creditors holding allowed general secured claims were paid in cash, in full on the effective date of the Northeast/South Central Plan of Reorganization. Holders of allowed unsecured claims received either (i) cash equal to the unpaid portion of their allowed unsecured claim, (ii) treatment that leaves unaltered the legal, equitable and contractual rights to which such unsecured claim entitles the holder of such claim, (iii) treatment that otherwise renders such unsecured claim unimpaired pursuant to section 1124 of the bankruptcy code or (iv) such other, less favorable treatment that is confirmed in writing as being acceptable to such holder and to the applicable debtor.

2. Summary of Significant Accounting Policies

Basis of Presentation

     Between May 14, 2003 and December 23, 2003, the Company operated as a debtor-in-possession under the supervision of the bankruptcy court. The financial statements for reporting periods within that timeframe were prepared in accordance with the provisions of Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, or SOP 90-7.

     For financial reporting purposes, close of business on December 5, 2003, represents the date of the Company’s emergence from bankruptcy because that is the date of emergence for the ultimate parent company, NRG Energy. As previously stated, the Company emerged from bankruptcy on December 23, 2003. The accompanying financial statements reflect the impact of the Company’s emergence from bankruptcy effective December 5, 2003. As used herein, the following terms refer to the Company and its operations:

“Predecessor Company”	The Company, pre-emergence from bankruptcy
The Company’s operations prior to December 6, 2003
“Reorganized Company”	The Company, post-emergence from bankruptcy
The Company’s operations, December 6, 2003 — December 31, 2004

Fresh Start Reporting/Push Down Accounting

     In accordance with SOP 90-7, certain companies qualify for fresh start reporting in connection with their emergence from bankruptcy. Fresh start reporting is appropriate on the emergence from chapter 11 if the reorganization value of the assets of the emerging entity immediately before the date of confirmation is less than the total of all post-petition liabilities and allowed claims, and if the holders of existing voting shares immediately before confirmation receive less than 50 percent of the voting shares of the emerging entity. NRG Energy met these requirements and adopted Fresh Start reporting resulting in the creation of a new reporting entity designated as Reorganized NRG. Under push down accounting, the Company’s equity fair value was allocated to the Company’s assets and liabilities based on their estimated fair values as of December 5, 2003, as further described in Note 3.

OSWEGO HARBOR POWER LLC

     The bankruptcy court issued a confirmation order approving NRG Energy’s Plan of reorganization on November 24, 2003. Under the requirements of SOP 90-7, the Fresh Start date is determined to be the confirmation date unless significant uncertainties exist regarding the effectiveness of the bankruptcy order. NRG Energy’s Plan of reorganization required completion of the Xcel Energy settlement agreement prior to emergence from bankruptcy. The Xcel Energy settlement agreement was entered into on December 5, 2003. NRG Energy believes this settlement agreement was a significant contingency and thus delayed the Fresh Start date until the Xcel Energy settlement agreement was finalized on December 5, 2003.

     Under the requirements of Fresh Start, NRG Energy adjusted its assets and liabilities, other than deferred income taxes, to their estimated fair values as of December 5, 2003. As a result of marking the assets and liabilities to their estimated fair values, NRG Energy determined that there was a negative reorganization value that was reallocated back to the tangible and intangible assets. Deferred taxes were determined in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. The net effect of all Fresh Start adjustments resulted in a gain of $3.9 billion (comprised of a $4.1 billion gain from continuing operations and a $0.2 billion loss from discontinued operations), which is reflected in NRG Energy’s Predecessor Company results for the period from January 1, 2003 to December 5, 2003. The application of the Fresh Start provisions of SOP 90-7 and push down accounting created a new reporting entity having no retained earnings or accumulated deficit.

     As part of the bankruptcy process, NRG Energy engaged an independent financial advisor to assist in the determination of its reorganized enterprise value. The fair value calculation was based on management’s forecast of expected cash flows from NRG Energy’s core assets. Management’s forecast incorporated forward commodity market prices obtained from a third party consulting firm. A discounted cash flow calculation was used to develop the enterprise value of Reorganized NRG, determined in part by calculating the weighted average cost of capital of the Reorganized NRG. The Discounted Cash Flow, or DCF, valuation methodology equates the value of an asset or business to the present value of expected future economic benefits to be generated by that asset or business. The DCF methodology is a “forward looking” approach that discounts expected future economic benefits by a theoretical or observed discount rate. The independent financial advisor prepared a 30-year cash flow forecast using a discount rate of approximately 11%. The resulting reorganization enterprise value as included in the Disclosure Statement ranged from $5.5 billion to $5.7 billion. The independent financial advisor then subtracted NRG Energy’s project level debt and made several other adjustments to reflect the values of assets held for sale, excess cash and collateral requirements to estimate a range of Reorganized NRG equity value of between $2.2 billion and $2.6 billion.

     In constructing the Fresh Start balance sheet upon emergence from bankruptcy, NRG Energy used a reorganization equity value of approximately $2.4 billion, as NRG Energy believed this value to be the best indication of the value of the ownership distributed to the new equity owners. The reorganization value of approximately $9.1 billion was determined by adding the reorganized equity value of $2.4 billion, $3.7 billion of interest bearing debt and other liabilities of $3.0 billion. The reorganization value represents the fair value of an entity before liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after restructuring. This value is consistent with the voting creditors and Court’s approval of NRG Energy’s Plan of Reorganization.

     A separate plan of reorganization was filed for NRG Northeast that was confirmed by the bankruptcy court on November 25, 2003, and became effective on December 23, 2003, when the final conditions of the plan were completed. In connection with Fresh Start on December 5, 2003, NRG Energy accounted for these entities as if they had emerged from bankruptcy at the same time that NRG Energy emerged, as it is believed that NRG Energy continued to maintain control over the Company facilities throughout the bankruptcy process.

     Due to the adoption of Fresh Start upon NRG Energy’s emergence from bankruptcy and the impact of push down accounting, the Reorganized Company’s statement of operations and statement of cash flows have not been prepared on a consistent basis with the Predecessor Company’s financial statements and are therefore not comparable to the financial statements prior to the application of Fresh Start.

   Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid investments (primarily commercial paper) with an original maturity of three months or less at the time of purchase.

OSWEGO HARBOR POWER LLC

   Restricted Cash

     Restricted cash consists primarily of funds held to satisfy the requirements of certain debt agreements and funds held within the Company’s projects that are restricted in their use. These funds are used to pay current operating expenses and current debt service payments, per the restrictions of the debt agreements.

   Inventory

     Inventory is valued at the lower of weighted average cost or market and consists principally of fuel oil and spare parts.

   Property, Plant and Equipment

     Property, plant and equipment are stated at cost; however, impairment adjustments are recorded whenever events or changes in circumstances indicate carrying values may not be recoverable. On December 5, 2003, the Company recorded adjustments to the property, plant and equipment to reflect such items at fair value in accordance with Fresh Start reporting. A new cost basis was established with these adjustments. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance that do not improve or extend the life of the respective asset are charged to expense as incurred. Depreciation is computed using the straight-line method over the following estimated useful lives. The assets and related accumulated depreciation amounts are adjusted for asset retirements and disposals with the resulting gain or loss included in operations.

Facilities and equipment	2 to 25 years
Office furnishings and equipment	2 to 10 years

   Asset Impairments

     Long-lived assets that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. Such reviews are performed in accordance with Statement of Financial Accounting Standards or SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. An impairment loss is recognized if the total future estimated undiscounted cash flows expected from an asset are less than its carrying value. An impairment charge is measured by the difference between an asset’s carrying amount and fair value. Fair values are determined by a variety of valuation methods, including appraisals, sales prices of similar assets and present value techniques.

   Intangible Assets

     Intangible assets consist primarily of the fair value of emission allowances. Emission allowance related amounts are amortized as additional fuel expense based upon the actual level of emissions from the plant through 2023.

   Revenue Recognition

     Revenues from the sale of electricity are recorded based upon the output delivered and capacity provided at rates specified under contract terms or prevailing market rates. Electric energy revenue is recognized upon transmission to the customer.

     In certain markets, which are operated/controlled by an independent system operator, or ISO, and in which the Company has entered into a netting agreement with the ISO, which results in receiving a netted invoice, the Company has recorded purchased energy as an offset against revenues received upon the sale of such energy. Capacity and ancillary revenue is recognized when contractually earned. Disputed revenues are not recorded in the financial statements until disputes are resolved and collection is assured.

   Power Marketing Activities

     The Company has entered into an agreement with a marketing affiliate for the sale of energy, capacity and ancillary services produced, and for the procurement and management of fuel (oil derivatives and natural gas) and emission credit allowances, which enables the affiliate to engage in forward sales and hedging transactions to manage the Company’s electricity and fuel price exposure. See Note 11 – Related Party Transactions.

OSWEGO HARBOR POWER LLC

   Income Taxes

     The Company has been organized as a limited liability company. Therefore, federal and state income taxes are assessed at the member level. However, a provision for separate company federal and state income taxes has been reflected in the accompanying financial statements (see Note 16 — Income Taxes). As a result of the Company being included in the NRG Energy consolidated tax return and tax payments, federal and state taxes payable amounts resulting from the tax provision are reflected as a contribution by member in the statement of member’s equity and balance sheets.

     Deferred income taxes are recognized for the tax consequences in future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts at each period -end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. A valuation allowance is recorded to reduce deferred tax assets to the amount more likely than not to be realized.

   Credit Risk

     Credit risk relates to the risk of loss resulting from non-performance or non-payment by counter-parties pursuant to the terms of their contractual obligations. NRG Energy monitors and manages the credit risk of its affiliates including the Company, through credit policies which include (i) an established credit approval process, (ii) daily monitoring of counter-party credit limits, (iii) the use of credit mitigation measures such as margin, collateral, credit derivatives or prepayment arrangements, (iv) the use of payment netting agreements and (v) the use of master netting agreements that allow for the netting of positive and negative exposures of various contracts associated with a single counter-party. Risk surrounding counter-party performance and credit could ultimately impact the amount and timing of expected cash flows. NRG Energy has credit protection within various agreements to call on additional collateral support if necessary.

     Additionally the Company has concentrations of suppliers and customers among electric utilities, energy marketing and trading companies and regional transmission operators. These concentrations of counter-parties may impact the Company’s overall exposure to credit risk, either positively or negatively, in that counter-parties may be similarly affected by changes in economic, regulatory and other conditions.

   Fair Value of Financial Instruments

     The carrying amount of cash and cash equivalents, restricted cash, receivables, accounts payables, debt and accrued liabilities approximate fair value because of the short maturity of these instruments. The fair value of note payable – affiliate approximates carrying value as the underlying instrument bears a variable market interest rate.

   Use of Estimates in Financial Statements

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

     In recording transactions and balances resulting from business operations, the Company uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives, uncollectible accounts, and the valuation of long-term energy commodities contracts, among others. In addition, estimates are used to test long-lived assets for impairment and to determine fair value of impaired assets. As better information becomes available (or actual amounts are determinable), the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

   Recent Accounting Pronouncements

     In November 2004, the FASB issued SFAS No. 151, “Inventory Costs- an amendment of Accounting Research Bulletin No. 43, Chapter 4”. This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing”, and requires that idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they

OSWEGO HARBOR POWER LLC

meet the criterion of “so abnormal” established by ARB No.43. SFAS No.151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is currently in the process of evaluating the potential impact that the adoption of this statement will have on the Company’s financial position and results of operations.

     In December 2004, the FASB issued two FASB Staff Positions, or FSPs, regarding the accounting implications of the American Jobs Creation Act of 2004 related to (1) the deduction for qualified domestic production activities (FSP FAS 109-1) and (2) the one-time tax benefit for the repatriation of foreign earnings (FSP FAS 109-2). In FSP FAS 109-1, “Application of FASB Statement No. 109, “Accounting for Income Taxes,” to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004”, the Board decided that the deduction for qualified domestic production activities should be accounted for as a special deduction under FASB Statement No. 109, “Accounting for Income Taxes” and rejected an alternative view to treat it as a rate reduction. Accordingly, any benefit from the deduction should be reported in the period in which the deduction is claimed on the tax return. FSP FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004”, addresses the appropriate point at which a company should reflect in its financial statements the effects of the one-time tax benefit on the repatriation of foreign earnings. Because of the proximity of the Act’s enactment date to many companies’ year-ends, its temporary nature, and the fact that numerous provisions of the Act are sufficiently complex and ambiguous, the Board decided that absent additional clarifying regulations, companies may not be in a position to assess the impact of the Act on their plans for repatriation or reinvestment of foreign earnings. Therefore, the Board provided companies with a practical exception to FAS 109’s requirements by providing them additional time to determine the amount of earnings, if any, that they intend to repatriate under the Act’s beneficial provisions. The Board confirmed, however, that upon deciding that some amount of earnings will be repatriated, a company must record in that period the associated tax liability, thereby making it clear that a company cannot avoid recognizing a tax liability when it has decided that some portion of its foreign earnings will be repatriated. The Company is currently in the process of evaluating the potential impact that the adoption of FSP FAS 109-1 will have on our financial position and results of operations. The Company does not believe that the potential adoption of FSP 109-2 will have a material impact on our financial position and results of operation.

     In March 2005, the Financial Accounting Standards Board (FASB) issued Interpretation No. 47 (FIN 47) to Financial Accounting Standard No. 143 (SFAS No. 143) governing the application of Asset Retirement Obligations. FIN 47 clarifies that the term “conditional asset retirement obligation” as used in SFAS 143. SFAS No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional but there may remain some uncertainty as to the timing and/or method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred — generally upon acquisition, construction, or development and/or through the normal operation of the asset. SFAS No. 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation. FIN 47 clarifies when the company would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective for fiscal years ending after December 15, 2005 and we are currently evaluating the impact of this guidance.

3. Emergence from Bankruptcy and Fresh Start Reporting

     In accordance with the requirement of SFAS No. 141 “Business Combinations,” the Company’s fair value of $286.0 million was allocated to the Company’s assets and liabilities based on their individual estimated fair values. A third party was used to complete an independent appraisal of the Company’s tangible assets, intangible assets and contracts.

     The determination of the fair value of the Company’s assets and liabilities was based on a number of estimates and assumptions, which are inherently subject to significant uncertainties and contingencies.

     Due to the adoption of Fresh Start as of December 5, 2003, the Reorganized Company’s balance sheets, statements of operations and cash flows have not been prepared on a consistent basis with the Predecessor Company’s financial statements and are not comparable in certain respects to the financial statements prior to the application of Fresh Start.

4. Other Charges

     In connection with the confirmation of the Northeast/South Central Plan of Reorganization, the debt held by the Company became an allowable claim. As a result, the Company incurred a charge of approximately $0.7 million to write-off debt related issuance costs as well as incurring a pre-payment charge of approximately $0.7 million for the refinancing transaction completed with the emergence from bankruptcy of the Company. The $0.7 million was expensed in November 2003, as it was determined to be an allowable claim at that time.

OSWEGO HARBOR POWER LLC

	Reorganized Company
		For the Period	Predecessor Company
		from	For the Period from
	For the Year	December 6,	January 1, 2003	For the Year
	Ended	2003 through	Through	Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands of dollars)
Deferred financing write offs	$—	$—	$716	$—
Pre-payment charge	—	—	694	—

Total reorganization items	$—	$—	$1,410	$—

5. Inventory

     Inventory, which is valued at the lower of weighted average cost or market, consists of:

	December 31,	December 31,
	2004	2003
	(In thousands of dollars)
Fuel oil	$63,106	$35,343
Spare parts	4,290	4,392

Total inventory	$67,396	$39,735

6. Property, Plant and Equipment

     The major classes of property, plant and equipment were as follows:

				Average
		Reorganized Company		Remaining
	Depreciable	December 31,	December 31,	Useful
	Lives	2004	2003	Life
	(In thousands of dollars)
Facilities, machinery and equipment	2-25 years	$241,621	$241,344	21 years
Land and improvements		10,502	10,502
Construction in progress		3,261	—
Office furnishings and equipment	2-10 years	182	154	2 years

Total property, plant and equipment		255,566	252,000
Accumulated depreciation		(11,678)	(897)

Property, plant and equipment, net		$243,888	$251,103

7. Asset Retirement Obligations

     Effective January 1, 2003, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations”. SFAS No. 143 requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred. Upon initial recognition of a liability for an asset retirement obligation, an entity shall capitalize an asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount as the liability. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 are those for which a legal obligation exists under enacted laws, statutes and written or oral contracts, including obligations arising under the doctrine of promissory estoppel.

OSWEGO HARBOR POWER LLC

     The Company identified certain retirement obligations related to environmental obligations. The Company also identified similar other asset retirement obligations that could not be calculated because the assets associated with the retirement obligations were determined to have an indeterminate life.

     The Company had no asset retirement obligations prior to 2004. In 2004 an asset retirement obligation of $0.3 million was capitalized. The asset retirement obligation is included in other long-term obligations in the balance sheet.

8. Intangible Assets

   Reorganized Company

     Upon adoption of Fresh Start and application of push down accounting, the Company established certain intangible assets for plant emission allowances. The intangible assets are amortized over their respective lives based upon the actual usage of credits during any reporting period from the respective plants through 2023. Aggregate amortization recognized for the year ended December 31, 2004 was approximately $2.5 million. The annual aggregate amortization for each of the five succeeding years is expected to approximately $1.1 million in 2005, $1.0 million in 2006, $0.8 million in 2007, $1.0 million in 2008 and $0.7 million in 2009. Intangible assets were increased by $0.7 million during the year ended December 31, 2004 consisting of a $2.7 million reduction in connection with the recognition of certain tax credits to be claimed on the Company’s New York State franchise tax return and $3.4 million of adjustments related to a true up of certain tax evaluations.

     Intangible assets consisted of the following:

Emission Allowances
(In Thousands of Dollars)
Balance at December 31, 2003	$36,694
Amortization	(2,535)
Other adjustments	738

Balance at December 31, 2004	$34,897

     No amortization was recorded during the period from December 6, 2003 to December 31, 2003, as this balance includes only emission allowances for 2004 and beyond. All emission allowances for 2003 were used prior to December 5, 2003.

9. Financial Instruments

     The estimated fair values of the Company’s recorded financial instruments are as follows:

	December 31, 2004		December 31, 2003
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In thousands of dollars)
Restricted cash	$1,414	$1,414	$1,406	$1,406
Accounts receivable - affiliates	2,704	2,704	1,756	1,756
Accounts payable	1,666	1,666	—	—
Notes payable – affiliate	—	—	2,493	2,493

     For restricted cash, accounts receivable and accounts payable, the carrying amount approximates fair value because of the short-term maturity of those instruments. The fair value of note payable — affiliate approximates carrying value as the underlying instruments bear a variable market interest rate.

OSWEGO HARBOR POWER LLC

10. Notes Payable – Affiliates

     The Company reflected $2.5 million as their share of NRG Northeast’s balance owed to NRG Energy as of December 31, 2003. The debt was repaid in March 2004. Accordingly, the Company has classified this loan as a short-term affiliated note payable at December 31, 2003.

11. Related Party Transactions

     On June 22, 2001, the Company entered into an energy marketing services agreement with NRG Power Marketing Inc., or NRG Power Marketing, a wholly owned subsidiary of NRG Energy. The agreement is effective for consecutive one-year terms until terminated by either party upon 90 days written notice before the end of any such term. Under the agreement, NRG Power Marketing will (i) have the exclusive right to manage, market, hedge and sell all power not otherwise sold or committed to by the Company, (ii) procure, provide and hedge for all fuel required to operate the facility and (iii) market, sell and purchase all emission credits owned, earned or acquired by the Company. In addition, NRG Power Marketing will have the exclusive right and obligation to affect the dispatch of the power output from the facility.

     Under the agreement, NRG Power Marketing pays to the subsidiaries gross receipts generated through sales, less costs incurred by NRG Power Marketing relative to its providing services (e.g., transmission and delivery costs, fuel costs, taxes, labor, contract services, etc.). The Company incurs no fees related to this agreement with NRG Power Marketing.

     As of December 31, 2004, the Company had no employees and had entered into operation and maintenance agreements with a subsidiary of NRG Operating Services, Inc., or NRG Operating Services, a wholly owned subsidiary of NRG Energy. The agreements were effective for five years, with options to extend beyond five years. Under the agreements, NRG Operating Services operated and maintained the respective facilities, including (i) coordinating fuel delivery, unloading and inventory, (ii) managing facility spare parts, (iii) meeting external performance standards for transmission of electricity, (iv) providing operating and maintenance consulting and (v) cooperating with and assisting the Company in performing the Company’s obligations under agreements related to its facilities.

     Under the agreements, the operator charged an annual fee, and in addition, was reimbursed for usual and customary costs related to providing the services including plant labor and other operating costs. These costs are reflected in operating costs in the statements of operations.

     Effective January 1, 2005, the operations and maintenance agreements were terminated and the Company assumed responsibility for services formerly provided by the subsidiary of NRG Operating Service, Inc.

     For the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003, and the year ended December 31, 2002, the Company incurred operating costs billed from NRG Operating Services totaling $21.9 million, $1.6 million, $16.0 million and $16.5 million, respectively.

     On June 22, 2001, the Company entered into agreements with NRG Energy for corporate support and services. The agreements are perpetual in term, unless terminated in writing. Under the agreements, NRG Energy will provide services, as requested, in areas such as human resources, accounting, finance, treasury, tax, office administration, information technology, engineering, construction management, environmental, legal and safety. Under the agreements, NRG Energy is paid for personnel time as well as out-of-pocket costs. These costs are reflected in general and administrative expenses in the statements of operations.

     For the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003, and the year ended December 31, 2002, the Company paid NRG Energy approximately $3.0 million, $0.3 million, $0.9 million and $0.2 million, respectively, for corporate support and services. The amounts paid for the year ended December 31, 2004 reflect an overall increase in corporate level general and administrative expenses. Corporate general, administrative and development expenses increase in 2004 due to higher legal fees, increased audit costs and increased consulting costs due to NRG Energy’s Sarbanes-Oxley implementation. The method of allocating these costs remained the same from the prior years.

     At December 31, 2004, the Company had an accounts receivable – affiliate balance of $2.7 million. At December 31, 2003, the Company had accounts receivable –affiliates balance of $1.8 million. These balances are due to and due from multiple entities which

OSWEGO HARBOR POWER LLC

are wholly owned subsidiaries of NRG Energy Inc, the parent company of Northeast Generating LLC. Northeast Generating LLC is the parent company of Oswego Harbor Power LLC.

12. Sales to Significant Customers

     For the year ended December 31, 2004, the Company derived approximately 94.2% of total revenues from the New York Independent System Operator, or NYISO. For the period from December 6, 2003 to December 31, 2003, the Company derived 100% of total revenues from the NYISO. For the period from January 1, 2003 to December 5, 2003, the Company derived approximately 74.1% of total revenues from the NYISO and 25.5% from Niagara Mohawk Power Corporation. During 2002 the Company derived 61.3% of total revenues from the NYISO and 36.6% from Niagara Mohawk Power Corporation. NYISO is a FERC-regulated independent system operator that manages transmission assets collectively under their control to provide non-discriminatory access to their respective transmission grids. The NYISO exercises operational control over most of New York State’s transmission facilities. We anticipate that NYISO will continue to be a significant customer given the scale of our asset base in the NYISO control area.

13. Accounting for Derivative Instruments and Hedging Activity

     SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149 requires the Company to recognize all derivative instruments on the balance sheet as either assets or liabilities and measure them at fair value each reporting period. If certain conditions are met, the Company may be able to designate derivatives as cash flow hedges and defer the effective portion of the change in fair value of the derivatives in Accumulated Other Comprehensive Income (OCI) and subsequently recognize in earnings when the hedged items impact income. The ineffective portion of a cash flow hedge is immediately recognized in income.

     For derivatives designated as hedges of the fair value of assets or liabilities, the changes in fair value of both the derivatives and the hedged items are recorded in current earnings. The ineffective portion of a hedging derivative instrument’s change in fair values will be immediately recognized in earnings.

     For derivatives that are neither designated as cash flow hedges or do not qualify for hedge accounting treatment, the changes in the fair value will be immediately recognized in earnings.

     SFAS No. 133 applies to the Company’s long-term power sales contracts, long-term gas purchase contracts and other energy related commodities financial instruments used to mitigate variability in earnings due to fluctuations in spot market prices, hedge fuel requirements at generation facilities and protect investments in fuel inventories. At December 31, 2004, the Company had various commodity contracts extending through December 2005 .

   Energy Related Commodities

     The Company is exposed to commodity price variability in electricity, emission allowances, natural gas, and oil derivatives used to meet fuel requirements. In order to manage these commodity price risks, the Company may enter into transactions for physical delivery of particular commodities for a specific period. Financial instruments are used to hedge physical deliveries, which may take the form of fixed price, floating price or indexed sales or purchases, and options, such as puts, calls, basis transactions and swaps.

     During the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003, and the year ended December 31, 2002, respectively, the Company recognized no gain or loss due to ineffectiveness of commodity cash flow hedges.

     The Company’s earnings for the year ended December 31, 2004 were decreased by an unrealized loss of $0.02 million, for the period from December 6, 2003 to December 31, 2003 earnings were increased by unrealized gains of $0.2 million, for the period from January 1, 2003 to December 5, 2003 earning were not impacted, and for the year ended December 31, 2002 earnings were impacted by unrealized gains of $0.8 million associated with changes in the fair value of energy related derivative instruments not accounted for as hedges in accordance with SFAS No. 133.

OSWEGO HARBOR POWER LLC

   Accumulated Other Comprehensive Income

     The following table summarizes the effects of SFAS No. 133, as amended, on the Company’s other comprehensive income balance attributable to hedged derivatives for the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and the year ended December 31, 2002:

	Reorganized Company		Predecessor Company
		For the	For the
		Period from	Period from
	For the Year	December 6,	January 1,	For the Year
	Ended	2003 to	2003 to	Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands of dollars)
Energy Commodities Gains (Losses)
Beginning accumulated OCI balance	$—	$—	$—	$—
Mark to market of hedge contracts	2,383	—	—	—
Current year tax effect	(943)	—	—	—

Ending accumulated OCI balance	$1,440	$—	$—	$—

Gains expected to unwind from OCI during next 12 months	$1,440

     During the year ended December 31, 2004, the period December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002, the Company reclassified no amounts from OCI to current-period earnings. During the year ended December 31, 2004, the Company recorded gains in OCI of approximately $2.4 million related to changes in fair values of derivates accounted for as hedges.

   Statement of Operations

     The following table summarize the pre-tax effects of non-hedge derivatives and derivatives that no longer qualify as hedges on the Company’s statement of operations for the year ended December 31, 2004, for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003, and for the year ended December 31, 2002, respectively:

	Reorganized Company		Predecessor Company
		For the	For the
		Period from	Period from
	For the Year	December 6,	January 1,	For the Year
	Ended	2003 to	2003 to	Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands of dollars)
Energy Commodities Gains
Operating costs	$(24)	$245	$—	$788

Total statement of operations impact before tax	$(24)	$245	$—	$788

14. Commitments and Contingencies

   Environmental Regulatory Matters

     The construction and operation of power projects are subject to stringent environmental and safety protection and land use laws and regulations in the U. S. These laws and regulations generally require lengthy and complex processes to obtain permits and approvals from federal, state and local agencies. If such laws and regulations become more stringent, or new laws, interpretations of compliance policies apply and the Company’s facility is not exempted from coverage, the Company could be required to make extensive modifications to further reduce potential environmental impacts. Also, the Company could be held responsible under

OSWEGO HARBOR POWER LLC

environmental and safety laws for the cleanup of pollutants released at its facility or at off-site locations where it may have sent waste, even if the release or off-site disposal was conducted in compliance with the law.

     The company strives to at least meet the standards of compliance with applicable environmental and safety regulations. Nonetheless, the Company expects that future liability under or compliance with environmental and safety requirements could have a material effect on its operations or competitive position. It is not possible at this time to determine when or to what extent additional facilities or modifications of existing or planned facilities will be required as a result of possible changes to environmental and safety regulations, regulatory interpretations or enforcement policies. In general, future laws and regulations are expected to require the addition of pollution control equipment or the imposition of restrictions on the Company’s operations.

     As part of acquiring existing generating assets, the Company has inherited certain environmental liabilities associated with regulatory compliance and site contamination. Often potential compliance implementation plans are changed, delayed or abandoned due to one or more of the following conditions: (a) extended negotiations with regulatory agencies, (b) a delay in promulgating rules critical to dictating the design of expensive control systems, (c) changes in governmental/regulatory personnel, (d) changes in governmental priorities or (e) selection of a less expensive compliance option than originally envisioned.

     In response to liabilities associated with these activities, the Company establishes accruals where it is probable that it will incur environmental costs under applicable law or contracts and it is possible to reasonably estimate these costs. The Company adjusts the accruals when new remediation or other environmental liability responsibilities are discovered and probable costs become estimable, or when current liability estimates are adjusted to reflect new information or a change in the law.

     Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of any facility, including an electric generating facility, may be required to investigate and remediate releases or threatened releases of hazardous or toxic substances or petroleum products located at the facility and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and remediation costs incurred by the party in connection with any hazardous material releases or threatened releases. These laws impose strict (without fault) and joint and several liability. The cost of investigation, remediation or removal of any hazardous or toxic substances or petroleum products could be substantial. Although the Company has been involved in on-site contamination matters, to date, it has not been named as a potentially responsible party with respect to any off-site waste disposal matter.

     Oswego Harbor Power LLC was one of three NRG Energy facilities issued Notices of Violation for opacity exceedances and all three entered into a Consent Order with the New York State Department of Environmental Conservation, or NYSDEC. The Consent Order required the respondents to pay a collective civil penalty of $1 million which was paid in April 2004. The Order also establishes stipulated penalties (payable quarterly) for future violations of opacity requirements and a compliance schedule. NRG Energy is currently in dispute with NYSDEC over the method of calculation for any such stipulated penalties. NRG Energy has placed $867,400 in a reserve of which the Company has $26,900 as of December 31, 2004, and does not believe that the final resolution of this dispute will involve a material larger amount.

   NYISO Claims

     In November 2002, NYISO notified us of claims related to New York City mitigation adjustments, general NYISO billing adjustments and other miscellaneous charges related to sales between November 2000 and October 2002. New York City mitigation adjustments totaled $11.4 million. The issue related to NYISO’s concern that NRG would not have sufficient revenue to cover subsequent revisions to its energy market settlements. As of December 31, 2004, NYISO held $3.9 million in escrow for such future settlement revisions.

   Guarantees

     In November 2002, the Financial Accounting Standards Board, or FASB issued FASB Interpretation, or FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In connection with the adoption of Fresh Start, all outstanding guarantees were considered new; accordingly, the Company applied the provisions of FIN 45 to all of the guarantees.

     The Company is a guarantor under the debt issued by the Company’s ultimate parent, NRG Energy. NRG Energy issued $1.25 billion of 8% Second Priority Notes on December 23, 2003, due and payable on December 15, 2013. On January 28, 2004, NRG Energy also issued $475.0 million of Second Priority Notes, under the same terms and indenture as its December 23, 2003 offering.

OSWEGO HARBOR POWER LLC

     NRG Energy’s payment obligations under the notes and all related Parity Lien Obligations are guaranteed on an unconditional basis by certain of NRG Energy’s current and future restricted subsidiaries (other than certain excluded project subsidiaries, foreign subsidiaries and certain other subsidiaries), of which the Company is one. The notes are jointly and severally guaranteed by each of the guarantors. The subsidiary guarantees of the notes are secured, on a second priority basis, equally and ratably with any future Parity Lien Debt, by security interests in all of the assets of the guarantors, except certain excluded assets, subject to liens securing parity lien debt and other permitted prior liens.

     On December 24, 2004, NRG Energy’s credit facility was amended and restated, or the Amended Credit Facility, whereby NRG Energy repaid outstanding amounts and issued a $450.0 million, seven-year senior secured term loan facility, a $350.0 million funded letter of credit facility, and a three-year revolving credit facility in an amount up to $150.0 million. The Amended Credit Facility is secured by, among other things, first-priority perfected security interests in all of the property and assets owned at any time or acquired by NRG Energy and certain of NRG’s current and future subsidiaries, including the Company.

     The Company’s obligations pursuant to its guarantees of the performance, equity and indebtedness obligations were as follows:

	Guarantee/ Maximum		Expiration
Project/Subsidiary	Exposure	Nature of Guarantee	Date	Triggering Event
	(In thousands of dollars)
NRG Energy Second Priority Notes due 2013	$1,725,000	Obligations under credit agreement	2013	Nonperformance
NRG Energy Amended and Restated Credit Agreement	$800,000	Obligations under credit agreement	2011	Nonperformance

     On February 4, 2005, NRG Energy redeemed and retired $375.0 million of Second Priority Notes. As a result of the retirement, the joint and several payment and performance guarantee obligation of the Company was reduced from $1,725.0 million to $1,350.0 million.

   Legal Issues

     The Company has been put on notice that the prior owner of Oswego Harbor Power LLC is seeking indemnification and defense in connection with several lawsuits alleging liability for damages to persons allegedly exposed to asbestos-containing materials at the plant. The prior owner alleges that the Company is liable pursuant to the terms of the April 1, 1999 Asset Sales Agreements pursuant to which the Company acquired the plant, which is disputed. To date, the prior owner has not filed suit against the Company with respect to its claim for indemnification with respect to these cases.

Niagara Mohawk Power Corporation v. Dunkirk Power LLC, NRG Dunkirk Operations, Inc., Huntley Power LLC, NRG Huntley Operations, Inc., Oswego Harbor Power LLC and NRG Oswego Operations, Inc., Supreme Court, Erie County, Index No. 1-2000-8681 — Station Service Dispute (filed October 2, 2000). Niagara Mohawk Power Corporation (NiMo) seeks to recover damages less payments received through the date of judgment, as well as any additional amounts due and owing, for electric service provided to the Dunkirk Plant after September 18, 2000. NiMo claims that we failed to pay retail tariff amounts for utility services commencing on or about June 11, 1999, and continuing to September 18, 2000, and thereafter. NiMo alleged breach of contract, suit on account, violation of statutory duty and unjust enrichment claims. Prior to trial, the parties entered into a Stipulation and Order filed August 9, 2002, consolidating this action with two other actions against the Huntley and Oswego subsidiaries, both of which cases assert the same claims and legal theories. On October 8, 2002, a Stipulation and Order was filed staying this action pending submission to FERC of some or all of the disputes in the action. The potential loss inclusive of amounts paid to NiMo and accrued is approximately $23.2 million for all three subsidiaries. The Company has accrued $10.5 million related to this matter.

Niagara Mohawk Power Corporation v. Huntley Power LLC, NRG Huntley Operations, Inc., NRG Dunkirk Operations, Inc., Dunkirk Power LLC, Oswego Harbor Power LLC, and NRG Oswego Operations, Inc., Case Filed November 26, 2002 in Federal Energy Regulatory Commission Docket No. EL 03-27-000. This is the companion action to the above referenced action filed by NiMo at FERC asserting the same claims and legal theories. On November 19, 2004, FERC denied NiMo’s petition and ruled that the

OSWEGO HARBOR POWER LLC

Huntley, Dunkirk and Oswego plants could net their service station obligations over a 30 calendar day period from the day NRG acquired the facilities. In addition, FERC ruled that neither NiMo nor the New York Public Service Commission could impose a retail delivery charge on the NRG facilities because they are interconnected to transmission and not to distribution. On April 22, 2005, FERC denied NiMo’s motion for rehearing. NiMo appealed to the U.S. Court of Appeals for the D.C. Circuit which, on May 12, 2005, ordered this appeal consolidated with several other pending station service disputes involving NiMo. As NiMo has appealed the FERC’s denial, we will not reverse any amounts accrued until such time as it is assured that our risk of loss has ceased. At this time, we cannot predict the outcome of this matter.

IBEW Local 97 Pension Benefits Dispute

In January, 2002, IBEW Local 97, or the Union, the collective bargaining representative of employees at the Company, filed a grievance against us under the Local 97/NRG Collective Bargaining Agreement, or the CBA. The Union claims that we breached the CBA by the manner in which we calculated pension benefits owed to 24 retiring bargaining unit employees under the terms of the benefit formula contained in a pension plan incorporated by reference into the CBA. Six of these employees were previously employed at Oswego. The Union previously filed an unfair labor practice charge against us with the National Labor Relations Board asserting similar claims and legal theories and that charge was dismissed. The Union’s grievance was arbitrated on February 17 and 18, and on March 10, 2005. Post hearing briefing was submitted by both sides and a decision is expected by the end of third quarter of 2005.

Electricity Consumers Resource Council v. Federal Energy Regulatory Commission, Docket No. 03-1449

On December 19, 2003 the Electricity Consumers Resource Council, or ECRC, appealed to the U.S. Court of Appeals for the District of Columbia Circuit a 2003 FERC decision approving the implementation of a demand curve for the New York installed capacity, or ICAP, market. ECRC claims that the implementation of the ICAP demand curve violates section 205 of the Federal Power Act because it constitutes unreasonable ratemaking. On December 3, 2004, the Company filed a brief opposing the ECRC request.

     The Company believes that it has valid defenses to the legal proceedings and investigations described above and intends to defend them vigorously. However, litigation is inherently subject to many uncertainties. There can be no assurance that additional litigation will not be filed against NRG Energy or its subsidiaries in the future asserting similar or different legal theories and seeking similar or different types of damages and relief. Unless specified above, the Company is unable to predict the outcome these legal proceedings and investigations may have or reasonably estimate the scope or amount of any associated costs and potential liabilities. An unfavorable outcome in one or more of these proceedings could have a material impact on the Company’s financial position, results of operations or cash flows. The Company also has indemnity rights for some of these proceedings to reimburse the Company for certain legal expenses and to offset certain amounts deemed to be owed in the event of unfavorable litigation outcome.

     Pursuant to the requirements of Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” and related guidance, the Company records reserves for estimated losses from contingencies when information available indicates that a loss is probable and the amount of the loss is reasonably estimable. Management has assessed each of these matters based on current information and made a judgment concerning its potential outcome, considering the nature of the claim, the amount and nature of damages sought and the probability of success. Management’s judgment may, as a result of facts arising prior to resolution of these matters or other factors, prove inaccurate and investors should be aware that such judgment is made subject to the known uncertainty of litigation.

15. Regulatory Issues

     On January 7, 2005, NYISO filed proposed LICAP demand curves for the following capability years: 2005-06, 2006-07 and 2007-08. Under the NYISO proposal, the LICAP price for New York City generation would be $126 per KW year for the capacity year 2006-07. In addition, the NYISO requested a rate of $67 per KW year for the capacity year 2006-07 for the rest of New York State excluding Long Island. On January 28, 2005, the Company filed a protest at FERC asserting the LICAP price for New York City for 2006-07 should be at least $140 per KW year. On April 21, 2005 FERC accepted the proposed demand curve with some modification. It is anticipated that capacity prices for New York state, including New York City and Long Island, will probably increase by $1 per KW year. The FERC’s modification should increase the capacity prices in New York state but the existing In-City mitigation measures would prevent us from obtaining these higher prices.

OSWEGO HARBOR POWER LLC

Our New York City generation is presently subject to price mitigation in the installed capacity market. When the capacity market is tight, the price we receive is limited by the mitigation price. However when the New York City capacity market is not tight, such as during the winter season, the proposed demand curve price levels should increase our revenues from capacity sales.

16. Income Taxes

     The Company is included in the consolidated tax return filings as a wholly owned indirect subsidiary of NRG Energy. Reflected in the financial statements and notes below are separate company federal and state tax provisions, as of the earliest period presented, as if the Company had prepared separate filings. The Company’s ultimate parent, NRG Energy, does not have a tax allocation agreement with its subsidiaries and prior to January 1, 2003, incomes taxes were not recorded or allocated to non tax paying entities or entities such as the Company which are treated as disregarded entities for tax purposes. Because the Company is not a party to a tax sharing agreement, current tax expense (benefit) is recorded as a capital contribution from (distribution to) the Company’s parent.

     The provision (benefit) for income taxes consists of the following:

	Reorganized Company		Predecessor Company
		Period from	Period from
	For the Year	December 6,	January 1,	For the Year
	Ended	2003 to	2003 to	Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands of dollars)
Current
Federal	$4,392	$140	$4,255	$5,183
State	1,017	32	986	1,200

	5,409	172	5,241	6,383
Deferred
Federal	(3,170)	(289)	540	496
State	(734)	(67)	125	115

	(3,904)	(356)	665	611

Total income tax expense (benefit)	$1,505	$(184)	$5,906	$6,994

Effective tax rate	39.9%	39.8%	39.9%	39.9%

The pre-tax income (loss) was as follows:

	Reorganized Company		Predecessor Company
		For the	For the
		Period from	Period from
	For the Year	December 6,	January 1,	For the Year
	Ended	2003 to	2003 to	Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands of dollars)		(In thousands of dollars)
U.S.	$3,919	$(611)	$14,813	$17,539

OSWEGO HARBOR POWER LLC

     The components of the net deferred income tax liabilities (assets) were:

	December 31,	December 31,
	2004	2003
	(In thousands of dollars)
Deferred tax liabilities
Difference between book and tax basis of property	$80,351	$79,255
Emissions credits	10,717	14,632
Other	234	213

Total deferred tax liabilities	91,302	94,100

Deferred tax assets
Other	229	66

Total deferred tax assets (before valuation allowance)	229	66
Valuation allowance	—	—

Net deferred tax assets	229	66

Net deferred tax liabilities	$91,073	$94,034

     The net deferred tax liabilities consist of:

	December 31,	December 31,
	2004	2003
	(In thousands of dollars)
Current deferred tax liabilities	$—	$28
Noncurrent deferred tax liabilities	91,073	94,006

Net deferred tax liabilities	$91,073	$94,034

     The effective income tax rates of continuing operations differ from the statutory federal income tax rate of 35% as follows:

	Reorganized Company				Predecessor Company
			For the		For the
			Period from		Period from
	For the Year		December 6,		January 1,		For the Year
	Ended		2003 to		2003 to		Ended
	December 31,		December 31,		December 5,		December 31,
	2004		2003		2003		2002
		(In thousands of dollars)
Income (loss) before taxes	$3,919		$(611)		$14,813		$17,539

Tax at 35%	1,372	35.0%	(214)	35.0%	5,184	35.0%	6,139	35.0%
State taxes (net of federal benefit)	192	4.9%	(22)	4.8%	722	4.9%	855	4.9%
Other	(59)	(1.5%)	52	(8.5%)	—	—	—	—

Income tax expense (benefit)	$1,505	38.4%	$(184)	31.3%	$5,906	39.9%	$6,994	39.9%